Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by Digital World Acquisition Corp., (the “Company”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, proxy statement/prospectus included in such Registration Statement, and any and all amendments and supplements thereto, as a nominee to the board of directors of the Combined Entity (as defined in the Registration Statement), such appointment to commence immediately after the effective time of the business combination described in the proxy statement/prospectus. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 9, 2024	/s/ Eric Swider
Eric Swider